Exhibit (e)

CONSENT OF THE FEDERAL REPUBLIC OF GERMANY

On behalf of the Federal Republic of Germany, I hereby consent to the making of the statements with respect to the Federal Republic of Germany included in this Annual Report on Form 18-K of FMS Wertmanagement for the year ended December 31, 2013 and to the incorporation by reference of such information in the registration statement under Schedule B of FMS Wertmanagement filed with the Securities and Exchange Commission of the United States of America on the same day.

August 13, 2014

By:	/s/ Dr. Anne Deter
Name:	Dr. Anne Deter
Title:	Ministerialrätin